Exhibit 99.1

Jan Suwinski Retires from THOR Industries' Board of Directors

Planned retirement is part of the Company's ongoing director refreshment strategy

ELKHART, Ind., Dec. 18, 2020 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced that Jan Suwinski is retiring and has resigned from the Board of Directors after 20 years of service. Jan's retirement is part of the Company's ongoing director refreshment strategy. Recently, the Board announced the addition of Bill Kelley as a director in furtherance of that refreshment strategy.

Mr. Suwinski began his professional career in 1965, serving in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. From 1990 to 1996, Jan was Executive Vice President of Corning's Opto Electronics group. From 1992 to 1996, he served as Chairman of Siecor, a Siemens/ Corning joint venture. After retiring from Corning, Jan joined the faculty of the Samuel-Curtis Johnson Graduate School of Management, Cornell University in July of 1996 where he served as its Clinical Professor of Management and Operations and co-taught the Strategic Operations Immersion course, as well as courses in Business Strategy and Strategic Alliances. He retired from the faculty in June of 2016. During his career he also served on the Board of Directors of Cray Research, Inc., Armco Steel, Inc. and Ohio Casualty Group, Inc. Mr. Suwinski joined THOR's Board of Directors in 1999.

"Jan's voice and leadership in our Board room left deep impressions on THOR's path over the course of the last 20 years," said Andy Graves, THOR's Chairman of the Board of Directors. "Jan saw THOR grow from a company just over $800 million in revenue to over $8 billion in our last Fiscal Year. Jan brought passion to strategy for THOR and worked with our management team to develop more robust and successful strategic processes. His contributions profoundly impacted THOR's business trajectory. We are all very thankful for Jan's service, and appreciate his support as we execute our board refreshment program plans. We wish Jan only the best as he retires from his board role."

"I am extremely proud of what THOR has accomplished over the last 20 years and of my contributions to our Board," added Jan Suwinski. "Times like this are always bittersweet, as my time with THOR has been such an important part of my professional career, and it's just been such a great experience. THOR is a company that is incredibly diligent about doing things the right way and always seeks to be better tomorrow than it is today. I'm particularly proud of my engagement with the current management team where I worked with them on setting processes for strategy development and pushed for key initiatives focused on operational excellence. The Company has a very well-developed strategy that sees well into the future of the RV industry, and I leave with full confidence that this management team is well-positioned to continue on its successful path and to grow upon its successes. I support and participated in the development of the Board's refreshment program and look forward to being a long term shareholder in this great Company."

About THOR Industries, Inc.

THOR is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.THORindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our production or other aspects of our business and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and specifically on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/ or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2020 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@THORindustries.com
(574) 970-7912